Exhibit 3.13

CERTIFICATE OF INCORPORATION

OF

DIRECTECH MDU, INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST. The name of this corporation is DirecTECH MDU, Inc.

SECOND. Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The aggregate amount of capital stock that this corporation is authorized to issue is One Thousand (1,000) shares of Common Stock with a par value of $.001 per share. This corporation shall have only one class of capital stock.

FIFTH. The incorporator of this corporation is David R. Johanson, Esq., whose mailing address is 1792 Second Street Napa, California 94559.

SIXTH. Unless and except to the extent that the bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of this corporation is expressly authorized to make, alter and repeal the bylaws of this corporation, subject to the power of the stockholders of this corporation to alter or repeal any bylaw whether adopted by them or otherwise.

EIGHTH. Substantially all of the outstanding shares of capital stock of this corporation (“Stock”) shall at all times be owned by: (i) employees of this corporation; (ii) the DirecTECH Holding Company Employee Stock Ownership Trust (the “ESOT”); (iii) individuals receiving such Stock as a benefit pursuant to the provisions of the DirecTECH Holding Company Employee Stock Ownership Plan (the “ESOP”) and/or the DirecTECH Holding Company Eligible Individual Account Plan (the “EIAP”); provided, however, that such individuals must immediately resell such Stock to this corporation (or to the ESOT, if the ESOT elects to purchase such Stock) pursuant to the provisions of the ESOP and/or the EIAP as then in effect; (iv) limited liability companies controlled by and created for the benefit of this corporation’s employees, its parent corporation’s employees or any of its subsidiary corporation’s employees; (v) DirecTECH Development Corporation, a Delaware corporation; or (vi) DirecTECH Holding Company, Inc., a Delaware corporation, or its employees.

NINTH. Each member of the board of directors of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. This corporation is authorized to provide indemnification of its directors through bylaw provisions, agreements with directors, vote of stockholders or disinterested directors, or otherwise in excess of the Indemnification otherwise permitted by the General Corporation Law of the State of Delaware to the fullest extent permitted under Delaware law. If, after the effective date of this Certificate of Incorporation, Delaware law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Certificate of Incorporation to “Delaware law” shall to that extent be deemed to refer to Delaware law as so amended. Any amendment, modification or repeal of the foregoing sentences shall not adversely affect any right or protection of a director of this corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TENTH. This corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

ELEVENTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Delaware Secretary of State. The names and mailing addresses of the persons who are to serve as the initial directors of this corporation are:

Thomas A. Beaudreau

615 Roma Valley Drive

Fort Collins, Colorado 80525

Henry E. Block

2185 E. Remus

Mt. Pleasant, Michigan 48858

David R. Johanson

1792 Second Street

Napa, California 94559

J. Basil Mattingly

33 West Second Street, Suite 504

Maysville, Kentucky 41056

Bernard J. Schafer

2185 E. Remus

Mt. Pleasant, Michigan 48858

David N. Wallingford

33 West Second Street, Suite 504

Maysville, Kentucky 41056

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this 16th day of February, 2006.

/s/ David R. Johanson
David R. Johanson
Incorporator

CERTIFICATE OF AMENDMENT 2008-1

TO THE

CERTIFICATE OF INCORPORATION

OF

DIRECTECH MDU, INC.

Thomas A. Beaudreau and David R. Johanson certify that:

1. Thomas A. Beaudreau is the President and Chief Executive Officer and David R. Johanson is the Secretary of DirecTECH MDU, Inc., a Delaware corporation (the “Corporation”).

2. Pursuant to the applicable provisions of Section 242 of the General Corporate Law of the State of Delaware, the Corporation hereby adopts the following Certificate of Amendment 2008-1 to the Certificate of Incorporation of DirecTECH MDU, Inc., effective as of December 30, 2008.

3. Section 1. of the Corporation’s Certificate of Incorporation is hereby deleted in its entirety and amended to read as follows:

“FIRST. The name of the corporation is Multiband MDU Incorporated.”

We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Amendment 2008-1 to the Corporation’s Certificate of Incorporation are true and correct of our own knowledge.

Date: December 30, 2008

/s/ Thomas A. Beaudreau
Thomas A. Beaudreau, President &
Chief Executive Officer

/s/ David R. Johanson
David R. Johanson, Secretary